Exhibit 3.35

LIMITED LIABILITY COMPANY AGREEMENT

OF

PREMDOR FINANCE LLC

This Limited Liability Company Agreement (this “Agreement”) of Premdor Finance LLC, a Delaware limited liability company, is entered by the undersigned, as member, and is effective as of November 27, 2000.

On November 21, 2000, Premdor Inc. directed that a Certificate of Formation be executed, delivered and filed to form a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. §18-101, et seq.), as amended from time to time (the “Act”).

Premdor Inc. now wishes to memorialize this Agreement with respect to the operation of Premdor Finance LLC as follows:

I.  FORMATION AND POWERS

1.1           Name. The name of the limited liability company governed hereby is Premdor Finance LLC (the “Company”).

1.2           Certificates. Delaware Incorporators & Registration Service, Inc., as an authorized person within the meaning of the Act, executed, delivered and filed a Certificate of Formation of the Company with the Secretary of State of the State of Delaware, as required by the Act.

1.3           Notice Address. The address of the Company for notice purposes will be 1201 Market Street, Suite 1700, Wilmington, Delaware 19801, USA, or at such other location within the United States as may hereafter be determined by the Members.

1.4           Registered Office. The address of the initial registered office of the Company in the State of Delaware is 1201 Market Street, Suite 1700, Wilmington, County of New Castle, Delaware 19801, USA and hereafter may be at such location as may be determined by the Members.

1.5           Registered Agent. The name of the registered agent at the address of the registered office of the Company for service of process on the Company in the State of Delaware is Delaware

Incorporators & Registration Service, Inc., 1201 Market Street, Suite 1700, Wilmington, County of New Castle, Delaware 19801, USA, and hereafter may be such other registered agent as may be determined by the Members.

1.6           Purpose. The purpose of the Company is limited solely to (i) making loans to affiliates of the Company and of the Founding Member, and (ii) transacting any and all lawful business that is incidental, necessary or appropriate to accomplish the foregoing.

1.7           Powers. In furtherance of the Company’s purposes, but subject to all of the provisions of the Certificate of Formation, this Agreement and the Act, the Company shall have the power and is hereby authorized to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to and for the furtherance of the purpose set forth in Section 1.6 of this Agreement, including, but not limited to, the power to conduct the business, carry on its operations and have and exercise the powers granted to a limited liability company by the Act in any state, territory, district or possession of the United States, or in any foreign country that may be necessary, convenient or incidental to the accomplishment of the purpose of the Company.

1.8           Bylaws. The Board of Managers shall have the power to adopt bylaws for the conduct of meetings and the business and affairs of the Company. Bylaws shall not be inconsistent with the Act, this Agreement, or a Membership Agreement.

II.  MEMBERSHIP

2.1           Founding Member. The name and address of the Founding Member is Premdor Inc., 1600 Britannia Road East, Mississauga, Ontario, Canada L4W 1J2.

2.2           Admission of Additional Members. Additional members of the Company may be admitted to the Company pursuant to a written agreement with the Founding Member (a “Membership Agreement”). Additional Members shall have such powers, duties, preferences, rights and responsibilities as are set forth in the Membership Agreement, which agreement shall become part of this Agreement.

2.3           Powers of Members. The Members shall have all powers, statutory or otherwise, possessed by a member of a limited liability company under the Act, or under any other applicable laws of the State of Delaware, unless otherwise limited by the provisions of the Certificate of Formation, this Agreement, a Membership Agreement or the Act.

2.4           Withdrawal. The Founding Member shall have the right to withdraw, or otherwise resign, the effect of which resignation shall be to cause the dissolution of the Company as set forth in Article VII hereof.

2.5           Assignments. The Founding Member may sell, assign, transfer, convey or otherwise dispose of all or any part of its Membership Interest.

III.  MEMBERSHIP INTERESTS/FINANCIAL

3.1           Capital Contributions. The Founding Member may make capital contributions to the Company of cash or other property from time to time.

3.2           Membership Interests. The Founding Member shall have a one hundred percent (100%) Membership Interest in the Company, except as may be modified by a Membership Agreement.

3.3           Evidence of Membership Interests. Membership Interests shall be evidenced by the books and records of the Company and may be evidenced by Certificates of Membership Interests.

3.4           Allocation of Profits and Losses. Except as otherwise provided in any Membership Agreement or in Section 3.5 of this Agreement, all profits and losses of the Company shall be allocated to the Members in accordance with their Membership Interests.

3.5           Distributions. Distributions of any cash, shares or other property shall be made to the Members at the times and in the aggregate amounts as determined by the Board of Managers. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to Members if such distribution would violate the Act or other applicable law.

IV.  MANAGEMENT

4.1           Management. The business and affairs of the Company shall be managed by or under the direction of a Board of Managers, which shall consist of one or more Managers. Managers may, but need not be, natural persons. The Board of Managers shall meet at least once per year to conduct the business and affairs of the Company.

4.2           Board Action. Actions of the Board of Managers may be taken by a majority of the Managers, with or without a meeting.

4.3           Initial Managers. Initially, the Board of Managers of the Company shall consist of the following persons: Arnold A. Rubin, of Tampa, Florida; Robert V. Tubbesing, of Toronto, Ontario; and Jeffrey K. Simpson, of Wilmington, Delaware.

4.4           Additional Managers. The Founding Member shall have the power to appoint additional Managers at any time and shall have the power to remove any Manager at the Founding Member’s discretion at any time, with or without cause; provided, however, that there shall be at all times at least one (1) Manager on the Board of Managers.

4.5           Officers. The Board of Managers may by resolution elect one or more officers of the Company, who shall have such duties and shall exercise such powers as are set forth in such resolution.

4.6           Committees of Managers. The Managers, by a vote of a majority of the Managers, may from time to time designate committees of Managers, with such powers and duties as the Managers thereby confer, to serve at the pleasure of the Managers and shall, for those committees and any others provided for herein, elect a Manager or Managers to serve as the member or members, designating, if the Managers desire, other Managers as alternate members who may replace any absent or disqualified member at any meeting of the committee. Any committee so designated may exercise the power and authority of the Managers to declare a distribution if the resolution which designates the committee or a supplemental resolution of the Managers shall so provide. In the absence or disqualification of any member of any committee and any alternate member in such member’s place, the member or members of the committee present at the meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may by unanimous vote of the stockholders appoint another Manager to act at the meeting in the place of the absent or disqualified member. The Managers may, from time to time, suspend, alter, continue or terminate any committee or the powers and functions thereof.

4.7           Powers. The power of the Board of Managers to manage and control the business and affairs of the Company, as set forth in Section 4.1 of this Agreement, shall encompass the right, power and authority to do on behalf of the Company, directly or by delegation to agents of the Company where appropriate, all things that the Board of Managers deems necessary, proper, desirable, incidental or convenient to the purpose of the Company, as set forth in Section 1.6 of this Agreement. In particular, and without limitation of the foregoing, the Board of Managers may, on behalf of the Company, establish and maintain one or more banks accounts with such banks or depositories as the Board of Managers may designate, and designate the persons or entities authorized to make deposits therein and withdrawals therefrom.

4.8           Limitations on Powers. Notwithstanding Section 4.7 of this Agreement, the Board of managers shall not, without the approval of the specific act by the Founding Member, have the authority to cause the Company to:

(i)            other than in connection with the purpose of the Company as set forth in Section 1.6 of this Agreement, incur indebtedness which exceeds $5,000,000 with respect to any individual borrowing, or $5,000,000 in the aggregate with respect to all borrowing;

(ii)           other than in connection with the purpose of the Company as set forth in Section 1.6 of this Agreement, guarantee the obligations of any person other than the Founding Member;

(iii)          amend the Certificate of Formation or this Agreement;

(iv)          be a party to any consolidation or merger;

(v)           file or consent to the filing of any bankruptcy, insolvency or reorganization case or proceeding with respect to the Company, institute any proceedings under any applicable insolvency law, or otherwise seek any relief from debts or for the protection of debtors generally; or

(vi)          sell, transfer, encumber, pledge, hypothecate or otherwise dispose of all or any assets of the Company, except in the ordinary course of business.

4.9           Books and Records. The books and records of the Company shall be kept at such place or places within the United States as the Board of Managers shall determine.

V.  RELATIONSHIPS TO OTHER PERSONS.

5.1           Limited Liability.

(a)           Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Founding Member, other Members, if any, the Managers, and the officers of the Company, if any (each a “Covered Person” and, collectively, the “Covered Persons”) shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being the Founding Member, a Member and/or a Manager of the Company.

(b)           Except as otherwise expressly required by the Act, or other applicable law, the Founding Member, the Members, and any officers, in their capacity as members or officers of the Company, shall have no liability in excess of (i) the amount of its or their capital contributions to the Company, (ii) its or their share of any assets and undistributed profits of the Company, (iii) its or their obligation to make other payments expressly provided for in this Agreement, and (iv) the amount of any distributions wrongfully distributed to it or them.

5.2           Indemnification.

(a)           To the fullest extent permitted by the Act, or other applicable law, each Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnification under this Section 5.2 shall be provided out of and to the extent of Company assets only, and neither the Founding Member nor any Member or Manager shall have personal liability on account thereof. Such indemnification shall include the right to have expenses incurred by such Covered Person in connection with an action paid in advance by the Company prior to final disposition of such action, subject to subsequent determination of the right to be so indemnified. Persons who are not Covered Persons may be similarly indemnified in respect of service to the Company or to another such entity at the request of the Company to the extent the Founding Member at any time determines that such person is entitled to the benefits of this Section. As used herein, “expense” shall include fees and expenses of counsel selected by such person; and “liability” shall include amounts of judgments, excise taxes, fines and penalties, and amounts paid in settlement of an action.

(b)           The Company shall have the express authority to enter into such agreements as the Board of Managers deems appropriate for the indemnification, including advancement of expenses, of present or future Covered Persons and other persons in connection with their service to, or status with, the Company or any other corporation, partnership, joint venture, trust, employee benefit plan or other entity with whom such Covered Person or other person is serving at the request of the Company.

(c)           The right of indemnification or advancement of expenses provided for herein (i) shall not be deemed exclusive of any other rights to which those seeking indemnification hereunder may be entitled, (ii) shall be deemed to create contractual rights in favor of persons entitled to indemnification hereunder, (iii) shall continue as to persons who have ceased to have the status pursuant to which they were entitled or were determined to be entitled to indemnification hereunder and shall inure to the benefit of the heirs and legal representatives of persons entitled to indemnification hereunder and (iv) shall be applicable to actions, suits or proceedings commenced after the adoption hereof, whether arising from acts or omissions occurring before or after the adoption hereof. The rights of indemnification provided for herein may not be amended, modified or repealed so as to limit in any way the indemnification provided for herein with respect to any acts or omissions occurring prior to the effective date of any such amendment, modification or repeal.

(d)           The Company may purchase and maintain insurance to protect itself and any person eligible to be indemnified hereunder against any liability or expense asserted or incurred by such person in connection with any action, whether or not the Company would have the power to indemnify such person against such liability or expense by law or under this Article. The corporation may create a trust fund, grant a security interest, cause a letter of credit to be issued or use other means (whether or not similar to the foregoing) to ensure the payment of such sums as may become necessary to effect indemnification as provided herein.

(e)           In the event any indemnification or advancement of expenses to which a person is entitled under this Section is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. The Company shall promptly reimburse the claimant for all costs and expenses, including attorneys’ fees, incurred in bringing and pursuing such action, subject to the Company’s right to recover the amount of such reimbursement in the event and to the extent that it is ultimately determined by the final judgment of a court of competent jurisdiction that the claimant is not entitled to indemnification under this Section.

5.3           Other Business. The Founding Member and any person or entity affiliated with the Founding Member may engage in or possess an interest in other business, ventures (unconnected with the Company) of every kind and description, independently or with others. Neither the Company nor any Member or Manager shall have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

VI.  DISSOLUTION AND TERMINATION

6.1           Dissolution.

(a)           The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written consent of the Founding Member to dissolve the Company, (ii) upon the occurrence of any event that results in the Founding Member ceasing to be a Member of the Company under the Act, or (iii) the entry of a decree of judicial dissolution under the Act.

(b)           In the event of a dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority set forth in the Act.

6.2           Termination. The Company shall terminate when all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Members in the manner provided for in this Agreement and the Certificate of Formation shall have been canceled in the manner required by the Act.

VII.  MISCELLANEOUS

7.1           Severability of Provisions. Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of, or otherwise affect, those portions of this Agreement which are valid, enforceable and legal.

7.2           Counterparts. This Agreement may be executed in any number of counterparts, which together shall constitute one original.

7.3           Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior understandings or agreements between the parties.

7.4           Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

7.5           Amendments. This Agreement may not be modified, altered, supplemented or amended except pursuant to a Member Agreement or a written agreement executed and delivered by the Founding Member.

*    *    *

THE UNDERSIGNED, intending to be legally bound hereby, has duly executed this Agreement as of the date provided above.

FOUNDING MEMBER:

PREMDOR INC.

By:	/s/ Robert V. Tubbessing
Name: Robert V. Tubbesing
Title: Vice President and
Chief Financial Officer